UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 8, 2011
Date of Report (Date of earliest event reported)
ALTRA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201 Braintree, Massachusetts	02184

(Address of principal executive offices)	(Zip Code)
(781) 917-0600
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On March 8, 2011, the Company issued a press release announcing that, in connection with its previously announced sale of $75 million aggregate principal amount of 2.75% Convertible Senior Notes due 2031 (the “Notes”) pursuant to the Purchase Agreement (the “Purchase Agreement”), dated March 1, 2011, among the Company, each of the Company’s domestic restricted subsidiaries, as guarantors (the “Guarantors”), and each of Jefferies & Company, Inc. and J.P. Morgan Securities LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”), the Initial Purchasers have fully exercised their overallotment option and purchased an additional $10 million aggregate principal amount of the Notes. Net proceeds from the exercise of the overallotment option were approximately $9.7 million, after deducting estimated discounts, commissions and expenses. The Company plans to use the net proceeds from the offering of the Notes (including the net proceeds from the exercise of the overallotment option) to fund, in part, the purchase price related to the acquisition of substantially all of the assets and liabilities of Danfoss Bauer GmbH, if and when the acquisition closes. The Company intends to use the remaining net proceeds for general corporate purposes, including potential acquisitions, and to pay fees and expenses related to the offering. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit
No.	Description
99.1	Press release, dated March 8, 2011, issued by the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Holdings, Inc.
/s/ Glenn E. Deegan
Name:	Glenn E. Deegan
Title:	Vice President, Legal and Human Resources, General Counsel and Secretary

Date: March 8, 2011

EXHBIT INDEX

Exhibit
No.	Description
99.1	Press release, dated March 8, 2011, issued by the Company.